Exhibit 99.1

Beyond Air® Reports Fiscal Fourth Quarter and Full Year 2024 Financial Results and Provides Corporate Update

Appointed industry veteran, David Webster, as new Chief Commercial Officer

Recently upgraded LungFit PH device expands customer base; revenue growth expected to accelerate each quarter going forward

FY 2025 revenue guidance revised to greater than $10 million

Implemented capital conservation strategy to reduce cash burn

Conference call scheduled for 4:30 p.m. ET today, June 24th

GARDEN CITY, N.Y., June 24, 2024 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders and solid tumors (through its affiliate Beyond Cancer, Ltd. (“Beyond Cancer”)), today announced its financial results for the fiscal fourth quarter and year ended March 31, 2024, and provided a corporate update.

“I am proud of the Beyond Air team’s accomplishments throughout our fiscal year (FY) 2024, which positions the Company for growth over the coming year and beyond,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “Throughout the past year, we successfully navigated challenges during the initial soft launch of LungFit PH and emerged with a stronger solution and commercial infrastructure. These improvements have positively impacted our sales pipeline and existing customer engagements, which are expected to be reflected in our topline performance over the coming quarters. Two upcoming milestones that are expected to drive additional revenue growth include the pending FDA decision on the cardiac surgery indication and development of a second generation LungFit PH system.”

“Over the past few months, we implemented a strategy to conserve capital as we continue building momentum around the commercial launch of LungFit PH. This will significantly reduce our quarterly spend going forward. The impacted R&D projects include our VCAP program, which was placed on hold, and our LungFit GO home-based device for NTM and other lung infections, which we are now bringing in-house for design and development, resulting in a modest delay. We continue to target initiation of the next clinical study for the NTM program during calendar year 2026. Separately, our cancer and autism programs are anticipated to be self-funded. Given these adjustments, we expect our operations to be funded through at least July 2025,” stated Mr. Lisi.

Recent Highlights and Upcoming Milestones

●	LungFit® PH

○	Commercial demand continues to increase for LungFit PH, as evidenced by:
■	To date, LungFit PH devices have been used in more than 50 hospitals
■	To date, over 1,100 patients have been treated with LungFit PH, accounting for more than 75,000 hours of treatment
■	Current customers extend across 10 states in the U.S.
○	Appointed David Webster as new Chief Commercial Officer to lead commercial operations
○	FDA decision expected in the fourth quarter of CY 2024 for the pending PMA supplement for cardiac surgery
○	Awaiting updates on timing for CE Mark for LungFit PH in Europe
○	Updated revenue guidance to greater than $10 million for FY 2025, from the previous guidance of $12 million to $16 million

●	Beyond Cancer - Solid Tumor Program

○	Ultra high concentration Nitric Oxide (UNO) therapy is in an ongoing Phase 1a trial evaluating advanced, relapsed or refractory unresectable, primary or metastatic cutaneous and subcutaneous solid tumors
■	The ongoing Phase 1a trial reported encouraging first-in-class clinical data demonstrating evidence of immune system activation via biomarker response in a heavily pretreated population. These data were presented at the American Society of Clinical Oncology Key Opinion Leader Event held in conjunction with the 2024 Annual Meeting
■	Upon regulatory approval, a Phase 1b trial will enroll up to 20 subjects with prior exposure to anti-PD-1 antibody that have either progressed, not achieved a response, or have prolonged stable disease (≥ 12 weeks) on single agent anti-PD-1 without radiographic evidence of continued tumor reduction. Subjects enrolled in the Phase 1b trial will be treated with UNO + anti-PD-1 combination upon completion of the Phase 1a trial prior to the end of this year

●	Capital Conservation Strategy

○	The Company implemented a capital conservation strategy that will extend its cash runway and focus its resources on ramping up the commercial program for LungFit PH and maintain the timeline for the second generation LungFit PH
■	Reduced headcount by over 20% since January 1, 2024
■	Study of LungFit® PRO to treat viral community-acquired pneumonia (VCAP) has been placed on hold due to strategic prioritization
■	The trials evaluating LungFit® GO for the treatment of nontuberculous mycobacteria (NTM) and COPD have been placed on hold due to strategic prioritization; and the design and development of the LungFit GO device will be performed in-house and LungFit GO will be ready for clinical studies in calendar year 2026
■	Beyond Cancer subsidiary – planned Phase 1b clinical trial of UNO in combination with anti-PD1 will begin enrollment by the end of calendar 2024
■	NeuroNOS subsidiary – plan to initiate first-in-human autism spectrum disorder (ASD) study in 2025, pending available funding
○	Net cash burn rate is expected to be less than $30 million in FY 2025, which assumes the Company hits certain revenue targets. The quarter ended June 30, 2024 will include initial costs associated with implementing the capital preservation strategy. Net cash burn is expected to continue to decline in FY 2026 with an expectation that the Company will achieve cash flow breakeven in the fourth fiscal quarter of 2026.

Financial Results for the Fiscal Year Ended March 31, 2024

Revenues for the fiscal year ended March 31, 2024 were $1.2 million compared to zero for the fiscal year ended March 31, 2023. Cost of revenue of $2.5 million was recognized for the fiscal year ended March 31, 2024, compared to $0.6 million for the three months ended March 31, 2023.

Research and development expenses for the fiscal year ended March 31, 2024 were $24.4 million compared to $16.8 million for the fiscal year ended March 31, 2023. The increase of $7.6 million was due primarily to an increase in development costs associated with the pipeline.

General and administrative expenses for the fiscal years ended March 31, 2024 and March 31, 2023 were $37.3 million and $34.7 million, respectively. The $2.6 million increase was mainly due to increases in stock-based compensation, headcount and salary inflation.

Net loss attributed to common stockholders for the fiscal year ended March 31, 2024, was ($60.2) million or a loss of ($1.82) per share, basic and diluted. The Company’s net loss attributed to common stockholders for the fiscal year ended March 31, 2023 was ($55.8) million or a loss of ($1.86) per share, basic and diluted.

Adjusted cash burn in the fiscal year ended March 31, 2024 was $46.2 million, which excludes $6.6 million non-recurring items for payments of non-product related litigation and $2.5 million of additional funds requested by our third-party manufacturer to secure long lead-time materials.

Over the course of the fiscal year, the Company received net proceeds of $13.4 million from its ATM, $15.8 million in net debt, and $14.6 million from the sale of securities through a securities purchase agreement to partially offset the Company’s cash burn.

As of March 31, 2024, the Company reported cash, cash equivalents, and marketable securities of $34.5 million.

Conference Call & Webcast

Monday, June 24th @ 4:30 PM ET

Domestic:	1-877-407-0784
International:	1-201-689-8560
Conference ID:	13746892
Webcast:	A webcast of the live conference call can be accessed by visiting the Events section of the Company’s website (click here) or directly (click here). An online replay will be available on the Company’s website or via the direct link an hour after the call.

About Beyond Air®, Inc.

Beyond Air is a commercial stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval for its first system, LungFit® PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), and nontuberculous mycobacteria (NTM) among others. Also, the Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About Nitric Oxide

Nitric Oxide is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens, including mycobacteria, viruses, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About LungFit®*

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system and has been designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g. COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g. NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

* Beyond Air’s LungFit PH is approved for commercial use only in the United States of America to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

About PPHN

Persistent pulmonary hypertension of the newborn (PPHN) is a lethal condition and secondary to failure of normal circulatory transition at birth. It is a syndrome characterized by elevated pulmonary vascular resistance (PVR) that causes labile hypoxemia due to decreased pulmonary blood flow and right-to-left shunting of blood. Its incidence has been reported as 1.9 per 1000 live births (0.4–6.8/1000 live births) with mortality rate ranging between 4–33%. This syndrome complicates the course of about 10% of infants with respiratory failure and remains a source of considerable morbidity and mortality. NO gas is a vasodilator, is approved in dozens of countries to improve oxygenation and reduces the need for extracorporeal membrane oxygenation (ECMO) in term and near-term (>34 weeks gestation) neonates with hypoxic respiratory failure associated with clinical or echocardiographic evidence of pulmonary hypertension in conjunction with ventilator support and other appropriate agents.

About Viral Community-Acquired Pneumonia (VCAP)

In adults, viruses have been identified as the causative agents in approximately 100 million cases of community-acquired pneumonia per year. While viral pneumonia in adults is most commonly caused by rhinovirus, respiratory syncytial virus (RSV) and influenza virus, newly emerging viruses (including SARS-CoV-1, SARS-CoV-2, avian influenza A, and H1N1 viruses) have been identified as pathogens contributing to the overall burden of adult viral pneumonia. Patients aged 65 years or older are at particular risk for death from the disease, as are patients with other underlying health conditions or weakened immune systems. There is no consensus regarding the use of antiviral drugs to treat viral pneumonia, and specific preventative measures are currently limited to the influenza vaccine. Given that current treatment recommendations are largely limited to supportive care, there is an unmet medical need for effective treatment options. NO may prove to be a treatment as the impact on the lung should result in bronchodilation, reduction in inflammation and inhibition of the viral replication process.

About NTM

NTM infection is a rare and serious bacterial infection in the lungs causing debilitating pulmonary disease associated with high morbidity and mortality. NTM infection is acquired by inhaling aerosolized bacteria from the environment, and can lead to NTM lung disease, a progressive and chronic condition. According to the Cystic Fibrosis Foundation, 13% of U.S. cystic fibrosis patients had a positive culture for a NTM species in 2017. NTM is considered an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics dosed chronically for as long as two years. These complex, expensive and invasive regimens have a poor record in the treatment of Mycobacterium abscessus complex (MABSC) and refractory Mycobacterium avium complex (MAC) and have the potential to cause severe adverse events. Beyond Air’s system is designed to deliver 150 – 400 ppm NO to the lungs, and early data, including from the pilot study of the LungFit GO, indicate that this range of NO concentrations could have a positive effect on patients infected with NTM.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing (UNO via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols.

For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. UNO therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an anti-tumor immune response in solid tumor cancer models. The Company believes that UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About ASD

ASD is a serious neurodevelopmental and behavioral disorder, and one of the most disabling conditions and chronic illnesses in children. ASDs include a wide range of developmental disorders that share a core of neurobehavioral deficits manifested by abnormalities in social interactions, deficits in communication, restricted interests, and repetitive behaviors. In 2023, the CDC reported that approximately 1 in 36 children in the U.S. is diagnosed with an ASD. On average, ASD costs an estimated $60,000 a year through childhood, with the bulk of the costs in special services and lost wages related to increased demands on one or both parents. Mothers of children with ASD, who tend to serve as the child’s case manager and advocate, are less likely to work outside the home. On average, they work fewer hours per week and earn 56 percent less than mothers of children with no health limitations and 35 percent less than mothers of children with other disabilities or disorders. The cost of caring for Americans with autism reached $268 billion in 2015 and is expected to rise to $461 billion by 2025 in the absence of more-effective interventions and support across the life span.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

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BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31, 2024	March 31, 2023

ASSETS
Current assets
Cash and cash equivalents	$11,378	$29,158
Marketable securities	23,090	16,724
Restricted cash	230	7,610
Accounts receivable	319	-
Grant receivable	-	420
Inventory	2,127	1,129
Other current assets and prepaid expenses	6,792	4,369

Total current assets	43,936	59,410
Licensed right to use technology	1,427	1,632
Right-of-use lease assets	2,121	2,493
Property and equipment, net	9,364	5,003
Other assets	113	212
TOTAL ASSETS	$56,961	$68,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,948	$2,016
Accrued expenses and other current liabilities	8,402	16,613
Operating lease liability, current portion	418	376
Loans payable, current portion	800	775
Total current liabilities	11,567	19,780

Operating lease liability, net	1,898	2,321
Long-term debt, net	14,721	120
Warrant liability	275	-
Derivative liability	1,314	-
Other long-term liabilities	-	4,500
Total liabilities	29,775	26,721

Stockholders’ equity
Preferred Stock, $0.0001 par value per share: 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share: 100,000,000 shares authorized, 45,900,821 and 30,738,585 shares issued and outstanding as of March 31, 2024 and 2023, respectively	5	3
Treasury stock	(25)	(25)
Additional paid-in capital	264,780	217,339
Accumulated deficit	(239,697)	(179,455)
Accumulated other comprehensive income /(loss)	(15)	53
Total stockholders’ equity attributable to Beyond Air, Inc.	25,048	37,915
Non-Controlling Interest	2,138	4,113
Total equity	27,186	42,028
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,961	$68,749

BEYOND AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	Year Ended March 31, 2024	Year Ended March 31, 2023

Revenue	$1,159	$-

Cost of revenue	(2,466)	(555)

Gross loss	(1,307)	(555)

Operating expenses
Research and development	(24,363)	(16,810)
General and administrative	(37,337)	(34,694)
Total operating expenses	(61,700)	(51,504)

Loss from operations	$(63,006)	$(52,059)

Other income (expense)

Dividend and interest income	1,739	656
Change in fair value of warrant liability	611	-
Change in fair value of derivative liability	48	-
Estimated contingent loss	(598)	(7,863)
Other expense	(169)	-
Interest and finance expense	(2,912)	(30)
Foreign exchange loss	(6)	(105)
Total other income /(expense)	(1,288)	(7,342)

Net loss before income taxes	(64,295)	(59,401)

Provision for income taxes	-	-

Net loss	$(64,295)	$(59,401)

Less: net loss attributable to non-controlling interest	(4,053)	(3,585)

Net loss attributable to Beyond Air, Inc.	$(60,242)	$(55,816)

Other comprehensive loss, net of tax:
Foreign currency translation gain (loss)	(68)	(43)

Comprehensive loss attributable to Beyond Air, Inc.	$(60,310)	$(55,859)

Net basic and diluted loss per share attributable to Beyond Air, Inc.	$(1.82)	$(1.86)

Weighted average number of shares of common stock outstanding – basic and diluted	33,160,180	29,973,639